EXHIBIT 99.1
[Encore Wire Corporation Logo Omitted]

Encore Wire Corporation	PRESS RELEASE		February 6, 2007
1410 Millwood Road
McKinney, Texas 75069		Contact:	Frank J. Bilban
972-562-9473	For Immediate Release		Vice President & CFO
ENCORE WIRE REPORTS 2006 RESULTS
MCKINNEY, TX — Encore Wire Corporation (NASDAQ Global Select: WIRE) announced today that 2006 fiscal year sales and earnings set new Company records.
Net sales for the year ended December 31, 2006 increased $491.2 million or 64.8% to a record $1.249 billion compared to $758.1 million during 2005. Higher prices for building wire sold in 2006, driven by higher copper costs, accounted for the increase in net sales dollars versus 2005. Net income for the year ended December 31, 2006 increased 129.9% to a record $115.1 million versus $50.1 million in 2005. Fully diluted net earnings per common share were a record $4.86 in fiscal year 2006 eclipsing the previous record of $2.13 set in 2005.
Net sales for the fourth quarter of the year ended December 31, 2006 were $262.3 million compared to $244.2 million during the fourth quarter of 2005. Net income for the fourth quarter of 2006 was $6.2 million versus $35.4 million in the fourth quarter of 2005. Fully diluted net earnings per common share were $0.26 in the fourth quarter of 2006 versus $1.50 in the fourth quarter of 2005.
Commenting on the results, Daniel L. Jones, President and Chief Executive Officer of Encore Wire Corporation, said, “We are pleased to announce new records for sales and earnings for the full year of 2006. We achieved numerous milestones in 2006 including $1.25 billion-dollars in sales and $115 million in net income. Our shareholders’ equity increased by $116.6 million in 2006 to $327.1 million. We also declared our first cash dividend. As commodity prices softened in the fourth quarter our working capital requirements were reduced enabling us to pay down our debt $85 million during the quarter and still have $24.6 million in cash at the end of the year. The only bank debt we have as of December 31, 2006, are long-term notes. Our balance sheet is solid with a conservative 31% debt to equity ratio. It should be noted that our industry provides customers extended terms as a normal course of business. If we sold on thirty-day terms as many other industries do, Encore Wire could have zero bank debt.
We are not pleased with the margin compression we experienced in the fourth quarter. Margins have been cut by competitive pricing pressure in our industry. Copper prices have been trending down since posting a COMEX high close of $4.07 on May 23, 2006 with a low close of $2.83 on December 22, 2006. In response to the declining copper prices and the much-publicized slowdown in residential construction our industry has cut wire prices faster than copper prices have fallen, resulting in compressed margins and net earnings. We have seen these conditions before and will focus on our industry leading order fill rates and our exceptional product offerings featuring commercial wire in true colors and our new armored cable line. Our low cost structure and strong balance sheet have enabled us to withstand these periods in the past, and we believe we will emerge stronger as conditions improve. For the year 2006, our total unit volume measured in copper pounds shipped was down 4.5% versus 2005. However, our commercial wire unit volume was up 2% in fiscal year 2006 versus fiscal year 2005, comparing favorably to industry data. Commercial wire unit sales for the industry were down 5.1% in fiscal year 2006 versus 2005 according to “NEMA” (the National Electrical Manufacturers

Association). Our residential wire unit volume was down 15.5% versus 2005. NEMA data is not available for residential unit volume. Our unit volume mix in 2006 consisted of 67% commercial and 33% residential wire.
Our new armored cable plant is operational and we are producing a broad range of types and sizes to allow us to maintain our historically high order fill rates as we roll this product line out nationally in 2007. We will continue to manage the Company to grow sales and earnings while maintaining our historically strong and conservative balance sheet. We also thank our employees and associates for their tremendous efforts and our stockholders for their support.”
Encore Wire Corporation manufactures a broad range of copper electrical wire for interior wiring in homes, apartments, manufactured housing and commercial and industrial buildings.
The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and shareholder value, may include forward-looking statements that involve risks and uncertainties, including fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.

Encore Wire Corporation
P.O. Box 1149
1410 Millwood Road
McKinney, Texas 75069
(972) 562-9473
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	December 31,	December 31,
	2006	2005
ASSETS

Current Assets
Cash	$24,603	$2,622
Receivables, net	214,963	164,930
Inventories	103,947	67,932
Prepaid Expenses and Other	27,537	19,749

Total Current Assets	371,050	255,233

Property, Plant and Equipment, net	102,987	93,137

Other Assets	120	106

Total Assets	$474,157	$348,476

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts Payable	$13,413	$17,277
Accrued Liabilities and Other	23,772	38,844

Total Current Liabilities	37,185	56,121

Long Term Liabilities
Note Payable	98,974	70,438
Other Long Term Liabilities	1,026	762
Non-Current Deferred Income Taxes	9,851	10,620

Total Long Term Liabilities	109,851	81,820

Total Liabilities	147,036	137,941

Stockholders’ Equity
Common Stock	261	259
Additional Paid in Capital	40,849	38,932
Treasury Stock	(15,275)	(15,275)
Retained Earnings	301,286	186,619

Total Stockholders’ Equity	327,121	210,535

Total Liabilities and Stockholders’ Equity	$474,157	$348,476

Encore Wire Corporation
P.O. Box 1149
1410 Millwood Road
McKinney, Texas 75069
(972) 562-9473
Condensed Consolidated Statements of Income
(In Thousands)
(Unaudited)

	Quarter Ended December 31,				Year Ended December 31,
	2006		2005		2006		2005
Net Sales	$262,319	100.0%	$244,172	100.0%	$1,249,330	100.0%	$758,089	100.0%
Cost of Sales	238,517	90.9%	176,039	72.1%	1,005,037	80.4%	632,842	83.5%

Gross Profit	23,802	9.1%	68,133	27.9%	244,293	19.6%	125,247	16.5%

Selling, General and Administrative Expenses	13,033	5.0%	13,081	5.4%	59,793	4.8%	46,335	6.1%

Operating Income	10,769	4.1%	55,052	22.5%	184,500	14.8%	78,912	10.4%

Net Interest & Other Expense	2,152	0.8%	1,260	0.5%	7,760	0.6%	3,935	0.5%

Income before Income Taxes	8,617	3.3%	53,792	22.0%	176,740	14.1%	74,977	9.9%

Income Taxes	2,441	0.9%	18,382	7.5%	61,607	4.9%	24,898	3.3%

Net Income	$6,176	2.4%	$35,410	14.5%	$115,133	9.2%	$50,079	6.6%

Basic Earnings Per Share	$0.27		$1.53		$4.95		$2.17

Diluted Earnings Per Share	$0.26		$1.50		$4.86		$2.13

Weighted Average Number of Common and Common Equivalent Shares Outstanding:
-Basic	23,274		23,143		23,254		23,117

-Diluted	23,686		23,624		23,674		23,537